Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc. Announces First Quarter 2016 Results

•                  Net income for the three months ended March 31, 2016 grew to $3.78 million from $3.53 million for the three months ended March 31, 2015, an increase of 7.3%.

•                  Fully diluted earnings per share for the three months ended March 31, 2016 rose to $0.41 compared to $0.38 per diluted share for the three months ended March 31, 2015.

•                  Net interest income for the three months ended March 31, 2016 rose to $14.50 million, from $13.77 million for the three months ended March 31, 2015, an increase of 5.3%.

•                  Loans receivable grew to $1.215 billion for the first three months of 2016, from $1.189 billion at December 31, 2015.

•                  Board of Directors approved a quarterly cash dividend of $0.18 per share. This is Territorial Bancorp Inc.’s 26th consecutive quarterly dividend.

•                  We have received approval from the Federal Reserve Bank of San Francisco to open our 29th branch and are awaiting approval from the State of Hawaii to open this branch.  The proposed branch will be located in urban Honolulu in the center of a busy commercial and residential area.

Honolulu, Hawaii, April 28, 2016 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.78 million or $0.41 per diluted share for the three months ended March 31, 2016, compared to $3.53 million or $0.38 per diluted share for the three months ended March 31, 2015.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.18 per share.  The dividend is expected to be paid on May 26, 2016 to stockholders of record as of May 12, 2016.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “The growth in our loan portfolio has resulted in a 7.1% increase in total interest and dividend income for the three months ended March 31, 2016 as compared to the three months ended March 31, 2015.  The increase in interest and dividend income occurred because our loan portfolio grew by 16.9% to $1.215 billion at March 31, 2016 from $1.039 billion at March 31, 2015. The growth in interest income has resulted in a 7.3% increase in net income for the three months ended March 31, 2016 compared to the three months ended March 31, 2015.  This has allowed our fully-diluted earnings per share to increase to $0.41 per share from $0.38 per share.  Based on this strong performance, we will pay our 26th consecutive quarterly dividend on May 26, 2016.”

Interest Income

Net interest income after provision for loan losses increased to $14.47 million for the three months ended March 31, 2016 from $13.58 million for the three months ended March 31, 2015. Total interest and dividend income was $16.38 million for the three months ended March 31, 2016 compared to $15.29 million for the three months ended March 31, 2015. The increase in interest and dividend income was primarily due to a $1.68 million increase in interest earned on loans which occurred because of the growth in loans receivable.  The increase in interest income on loans was offset by a $648,000 decline in interest income on investment securities due to a net reduction in the investment securities portfolio as repayments exceeded securities purchased.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.88 million for the three months ended March 31, 2016 from $1.52 million for the three months ended March 31, 2015.  Total interest expense on deposits increased to $1.41 million for the three months ended March 31, 2016 from $1.13 million for the three months ended March 31, 2015.  The increase in interest expense on deposits occurred because of the growth in total deposits. Interest expense on advances from the Federal Home Loan Bank rose by $187,000 due to an increase in Federal Home Loan Bank advances, which was primarily used to fund new loans.  Interest expense on securities sold under agreements to repurchase decreased by $94,000 as maturing borrowings were paid-off.  During the quarter ended March 31, 2016, the provision for loan losses was $28,000 compared to a $194,000 provision for the three months ended March 31, 2015.

Noninterest Income

Noninterest income was $886,000 for the three months ended March 31, 2016 compared to $1.25 million for the three months ended March 31, 2015.  The reduction in noninterest income was primarily due to a $236,000 decrease in the gain on sale of investment securities as there were no securities sold during the three months ended March 31, 2016.

Noninterest Expense

Noninterest expense was $9.06 million for the three months ended March 31, 2016 compared to $8.90 million for the three months ended March 31, 2015.  Salaries and employee benefits was $5.43 million for the three months ended March 31, 2016 compared to $5.10 million for the three months ended March 31, 2015.  The increase in salaries and employee benefits expense is primarily due to the hiring of additional staff to handle the additional workload associated with an increase in regulatory requirements.  The increase in salaries and employee benefits expense can also be attributed to the Bank originating fewer loans in the three months ended March 31, 2016 as compared to March 31, 2015.  As new loans are originated, the Bank capitalizes the cost of loan originations as part of the loan and this reduces salary expense.  The reduction in loan volume for the three months ended March 31, 2016 compared to March 31, 2015, lowered capitalized loan costs and increased salary expense. The rise in these expenses was offset by a decrease of $132,000 in other general and administrative expenses, primarily related to a reduction in accounting and auditing expenses.

Assets and Equity

Total assets increased to $1.850 billion at March 31, 2016 from $1.821 billion at December 31, 2015.  Loans receivable grew by $26.11 million or 2.2% to $1.215 billion at March 31, 2016 from $1.189 billion at December 31, 2015 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded by a $29.82 million increase in deposits.  Deposits increased to $1.475 billion at March 31, 2016 from $1.445 billion at December 31, 2015.  Total stockholders’ equity increased to $223.03 million at March 31, 2016 from $219.64 million at December 31, 2015.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded share repurchases and dividends paid to shareholders.

Share Repurchases

Through December 31, 2015, the Company had repurchased 3,099,253 shares of stock or 25.33% of the shares issued in its initial public offering in 2009. On March 7, 2016, the Company announced the adoption of its seventh share repurchase program of up to 275,000 shares, or approximately 3% of the current outstanding shares.  The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating our share repurchase programs, the Company considers the effect of repurchases on its tangible book value per share. At the Company’s current share price level, the amount of dilution to tangible book value may limit the Company’s repurchasing of shares.  The Company will closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.35 million (5 loans) at March 31, 2016, compared to $1.63 million (7 loans) at December 31, 2015.  Non-performing assets totaled $5.16 million at March 31, 2016 compared to $5.42 million at December 31, 2015.  The ratio of non-performing assets to total assets declined to 0.28% at March 31, 2016 from 0.30% at December 31, 2015 and continues to remain one of the lowest in the country.  The allowance for loan losses at March 31, 2016 was $2.18 million and represented 0.18% of total loans compared to $2.17 million and 0.18% of total loans as of December 31, 2015.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.

Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock.

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Interest and dividend income:
Loans	$12,361	$10,686
Investment securities	3,875	4,523
Other investments	144	79
Total interest and dividend income	16,380	15,288

Interest expense:
Deposits	1,408	1,134
Advances from the Federal Home Loan Bank	257	70
Securities sold under agreements to repurchase	218	312
Total interest expense	1,883	1,516

Net interest income	14,497	13,772
Provision for loan losses	28	194

Net interest income after provision for loan losses	14,469	13,578

Noninterest income:
Service fees on loan and deposit accounts	456	460
Income on bank-owned life insurance	247	255
Gain on sale of investment securities	—	236
Gain on sale of loans	61	129
Other	122	166
Total noninterest income	886	1,246

Noninterest expense:
Salaries and employee benefits	5,426	5,099
Occupancy	1,420	1,437
Equipment	906	945
Federal deposit insurance premiums	225	209
Other general and administrative expenses	1,082	1,214
Total noninterest expense	9,059	8,904

Income before income taxes	6,296	5,920
Income taxes	2,512	2,394
Net income	$3,784	$3,526

Basic earnings per share	$0.42	$0.39
Diluted earnings per share	$0.41	$0.38
Cash dividends declared per common share	$0.18	$0.16
Basic weighted-average shares outstanding	9,034,919	9,120,720
Diluted weighted-average shares outstanding	9,305,615	9,319,814

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$81,988	$65,919
Investment securities held to maturity, at amortized cost (fair value of $494,514 and $497,982 at March 31, 2016 and December 31, 2015, respectively)	480,296	493,059
Loans held for sale	603	2,139
Loans receivable, net	1,214,762	1,188,649
Federal Home Loan Bank stock, at cost	4,945	4,790
Federal Reserve Bank stock, at cost	3,042	3,022
Accrued interest receivable	4,803	4,684
Premises and equipment, net	4,619	4,903
Bank-owned life insurance	42,575	42,328
Current income taxes receivable	1,311	—
Deferred income tax assets, net	8,758	9,378
Prepaid expenses and other assets	2,352	2,270
Total assets	$1,850,054	$1,821,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,474,925	$1,445,103
Advances from the Federal Home Loan Bank	69,000	69,000
Securities sold under agreements to repurchase	55,000	55,000
Accounts payable and accrued expenses	23,276	25,178
Current income taxes payable	1,805	2,095
Advance payments by borrowers for taxes and insurance	3,021	5,124
Total liabilities	1,627,027	1,601,500

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,675,955 and 9,659,685 shares at March 31, 2016 and December 31, 2015, respectively	97	96
Additional paid-in capital	71,259	70,118
Unearned ESOP shares	(6,239)	(6,361)
Retained earnings	163,163	161,024
Accumulated other comprehensive loss	(5,253)	(5,236)
Total stockholders’ equity	223,027	219,641
Total liabilities and stockholders’ equity	$1,850,054	$1,821,141

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

March 31, 2016

	Three Months Ended
	March 31,
	2016	2015
Performance Ratios (annualized):

Return on average assets	0.83%	0.83%
Return on average equity	6.84%	6.50%
Net interest margin on average interest earning assets	3.28%	3.36%

	At March	At December
	31, 2016	31, 2015
Selected Balance Sheet Data:

Book value per share (1)	$23.05	$22.74
Stockholders’ equity to total assets	12.06%	12.06%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,345	$1,625
Non-performing assets (2)	5,157	5,415
Allowance for loan losses	2,183	2,166
Non-performing assets to total assets	0.28%	0.30%
Allowance for loan losses to total loans	0.18%	0.18%
Allowance for loan losses to non-performing assets	42.33%	40.00%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs